Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com
KIMBERLY-CLARK ANNOUNCES YEAR-END 2015 RESULTS AND 2016 OUTLOOK
DALLAS, January 25, 2016-Kimberly-Clark Corporation (NYSE: KMB) today reported year-end 2015 results and provided its 2016 outlook and related key planning assumptions.
Executive Summary

•
Fourth quarter 2015 net sales of $4.5 billion decreased 6 percent compared to the year-ago period, as changes in foreign currency exchange rates reduced sales 11 percent. Organic sales rose 5 percent, including a 9 percent increase in developing and emerging markets.

•	Diluted net income per share for the fourth quarter was income of $0.91 in 2015 and a loss of $0.22 in 2014. Full-year diluted net income per share was $2.77 in 2015 and $4.04 in 2014.

•
Fourth quarter adjusted earnings per share were $1.42 in 2015 compared to adjusted earnings per share from continuing operations of $1.35 in 2014. Performance benefited from organic sales growth, cost savings, input cost deflation and a lower share count. Comparisons were negatively impacted by unfavorable foreign currency exchange rate effects, increased marketing, research and general spending on a local currency basis and higher other expense. Adjusted earnings per share in both years exclude certain items described later in this news release.

•
Full-year adjusted earnings per share were $5.76 in 2015, up 5 percent compared to adjusted earnings per share from continuing operations of $5.51 in 2014. The company’s previous guidance was for adjusted earnings per share of $5.70 to $5.80. The company’s original outlook in January 2015 was for adjusted earnings per share of $5.60 to $5.80.

•
At the end of 2015, Kimberly-Clark deconsolidated its Venezuelan business from the company’s balance sheet and moved to the cost method of accounting for its operations in Venezuela. As a result, the company recorded an after tax charge of $102 million in the fourth quarter of 2015.

•
Adjusted earnings per share in 2016 are expected to be $5.95 to $6.15. The outlook reflects expectations for 3 to 5 percent organic sales growth, substantial cost savings, relatively benign commodity costs and significantly unfavorable foreign currency exchange rates.

Chairman and Chief Executive Officer Thomas J. Falk said, “Our fourth quarter results capped off another year of good financial performance for Kimberly-Clark. For the full year of 2015, we achieved 5 percent organic sales growth, highlighted by 10 percent growth in developing and emerging markets and a 5 percent volume increase in our North American consumer products business. We also improved adjusted operating profit margin by 120 basis points, including benefits from $365 million of FORCE cost savings. In addition, we grew adjusted earnings per share from continuing operations 5 percent, toward the high end of our original guidance for the year despite significantly more currency headwinds. Finally, we improved return on invested capital considerably and returned $2.1 billion to shareholders through dividends and share repurchases. I’m pleased with our execution in a challenging environment.”
Falk added, “Looking to 2016, we will continue to focus on the fundamentals that create shareholder value and we expect to deliver good underlying financial performance. We will also continue to invest in our brands, our targeted growth initiatives and our capabilities. We plan to achieve healthy organic sales growth and cost savings, improve cash flow and allocate capital in shareholder-friendly ways. Despite another year of significantly unfavorable currencies, we also expect to further improve our margins and deliver 3 to 7 percent growth in adjusted earnings per share. We are very optimistic about our future and our ability to generate attractive returns to shareholders through successful execution of our Global Business Plan.”
Fourth Quarter 2015 Operating Results
Sales of $4.5 billion in the fourth quarter of 2015 were down 6 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales 11 percent as a result of the weakening of most currencies relative to the U.S. dollar. Organic sales rose 5 percent, as volumes increased 4 percent and net selling prices improved 1 percent.
Fourth quarter operating profit was $630 million in 2015 and $158 million in 2014. Adjusted operating profit was $779 million in the fourth quarter of 2015 compared to $769 million in the year-ago period. Adjusted results in 2015 exclude $108 million of charges for the Venezuelan deconsolidation, $27 million of 2014 Organization Restructuring costs, $8 million of charges for pension settlements and $6 million of charges for restructuring the company’s business in Turkey. Adjusted results in 2014 exclude a $462 million charge for a balance sheet remeasurement in Venezuela, $133 million of 2014 Organization Restructuring costs, $20 million of restructuring costs for European strategic changes and $4 million of income related to an updated assessment regarding a regulatory dispute in the Middle East.
The year-over-year adjusted operating profit comparison benefited from organic sales growth, $85 million in cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $15 million of savings from the 2014 Organization Restructuring. Input costs decreased $50 million, including $45 million of lower costs for raw materials other than fiber and $5 million of lower energy costs. Other manufacturing-related costs also decreased versus the year-ago period. Translation effects due to changes in foreign currency exchange rates lowered operating profit by $85 million and transaction effects also negatively impacted the comparison. Total marketing, research and general expenses increased on a local currency basis, mostly due to higher administrative and selling costs. On an adjusted basis, other (income) and expense, net was expense of $23 million in 2015 and $7 million in 2014. Results in 2015 were driven by foreign currency transaction losses, including impacts of the devaluation of the Argentine peso in December 2015.

The fourth quarter adjusted effective tax rate, which excludes the effects of the previously mentioned items excluded from adjusted earnings per share, was 30.6 percent in 2015 and 30.5 percent in 2014. The adjusted effective tax rate in the fourth quarter of 2015 also excludes the impact of a $49 million tax charge, related to prior years, as a result of an updated assessment of uncertain tax positions. Kimberly-Clark’s share of net income of equity companies in the fourth quarter was $37 million in 2015 and $33 million in 2014. At Kimberly-Clark de Mexico, results benefited from organic sales growth, lower input costs and cost savings, but were negatively impacted by a weaker Mexican peso. Fourth quarter net income attributable to noncontrolling interests was $11 million in 2015 and $20 million in 2014. The change was driven by the redemption of $0.5 billion of preferred securities in December 2014.
Cash Flow and Balance Sheet
Cash provided by operations in the fourth quarter of 2015 was $665 million versus $590 million in 2014. Full-year cash provided by operations was $2,306 million in 2015 and $2,845 million in 2014. The comparison was negatively impacted by higher pension contributions, increased working capital and the 2014 spin-off of the health care business, partially offset by lower tax payments. Full-year defined benefit pension plan contributions were $485 million in 2015 and $185 million in 2014.
Capital spending for the fourth quarter was $258 million in 2015 and $309 million in 2014. Full-year spending was $1,056 million in 2015 and $1,039 million in 2014. Fourth quarter 2015 share repurchases were 2.9 million shares at a cost of $350 million. Full-year 2015 share repurchases totaled 7.1 million shares at a cost of $800 million. Total debt was $7.8 billion at the end of 2015 and $7.0 billion at the end of 2014.
Fourth Quarter 2015 Business Segment Results
Personal Care Segment
Fourth quarter sales of $2.2 billion decreased 4 percent. Currency rates were unfavorable by 12 percent. Volumes increased 6 percent and net selling prices and product mix were each favorable by 1 percent. Fourth quarter operating profit of $473 million increased 15 percent. The comparison benefited from organic sales growth, cost savings and lower input and other manufacturing-related costs, partially offset by unfavorable currency effects and increased marketing, research and general spending on a local currency basis.
Sales in North America increased 4 percent. Volumes improved 5 percent, while currency was unfavorable by 1 percent. Volumes were up double-digits in adult care, with benefits from category growth and market share gains. Volumes on Huggies diapers rose mid-single digits compared to a 10 percent decline in the year-ago period and included benefits from innovation and increased promotion support. Child care and feminine care volumes were each up low-single digits, while Huggies baby wipes volumes were off double-digits compared to strong double-digit growth in the prior year.
Sales in developing and emerging markets decreased nearly 12 percent, including a negative impact from changes in currency rates of more than 23 percent. Volumes increased 6 percent and the combined impact of higher net selling prices and changes in product mix improved sales 6 percent. The volume growth included gains in China and most of Latin America, led by Brazil. The higher net selling prices were driven by increases in Eastern Europe and Latin America in response to weaker currency rates.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 9 percent, including a 12 point drag from unfavorable currency rates. Volumes rose 4 percent, driven by Australia, while the combined impact of changes in net selling prices and product mix reduced sales 1 percent.
Consumer Tissue Segment
Fourth quarter sales of $1.5 billion decreased 6 percent. Currency rates were unfavorable by 9 percent. Volumes increased 4 percent, while net selling prices were down 1 percent. Fourth quarter operating profit of $262 million decreased 6 percent. The comparison was impacted by unfavorable currencies, partially offset by cost savings and organic sales growth.
Sales in North America increased 4 percent. Volumes increased 8 percent, while net selling prices were off 2 percent and product mix was unfavorable by more than 1 percent. Volume growth was particularly strong on Cottonelle bathroom tissue and Viva paper towels and included benefits from market share gains and promotion activity.
Sales in developing and emerging markets decreased 23 percent, including a 26 point negative impact from currency rates. Net selling prices rose 4 percent.
Sales in developed markets outside North America fell 10 percent. Currency rates were unfavorable 10 percent. Volumes advanced 1 percent and product mix improved slightly, while net selling prices were off 2 percent.
K-C Professional (KCP) Segment
Fourth quarter sales of $0.8 billion decreased 9 percent. Changes in currency rates reduced sales 9 percent. Volumes were off 2 percent and product mix/other was slightly unfavorable, while net selling prices rose 2 percent. Fourth quarter operating profit of $157 million increased 4 percent. The comparison was impacted by higher net selling prices and cost savings, partially offset by unfavorable currency effects.
Sales in North America were down 1 percent. Currency was unfavorable 1 percent. Net selling prices increased 1 percent, while volumes were off 1 percent.
Sales in developing and emerging markets decreased 19 percent, including a 21 point drag from currency rates. Net selling prices rose 4 percent, driven by increases in Latin America in response to weaker currency rates, and product mix was favorable by 1 percent. Volumes declined 4 percent.
Sales in developed markets outside North America were down 15 percent. Changes in currency rates reduced sales more than 11 percent. Volumes decreased 3 percent compared to a strong year-ago result.
Full Year 2015 Results
Sales of $18.6 billion decreased 6 percent compared to the year-ago period, as changes in foreign currency exchange rates reduced sales more than 10 percent. Organic sales rose approximately 5 percent, as volumes increased 4 percent and product mix/other was favorable by 1 percent.

Operating profit was $1,613 million in 2015 versus $2,521 million in 2014. Adjusted operating profit of $3,210 million in 2015 increased 1 percent compared to $3,184 million in 2014. Adjusted operating profit comparisons benefited from organic sales growth, FORCE cost savings of $365 million, input cost deflation of $150 million and $65 million of savings from the 2014 Organization Restructuring. Translation effects due to changes in foreign currency exchange rates lowered operating profit by $360 million and transaction effects also negatively impacted the operating profit comparisons. Total marketing, research and general expenses increased on a local currency basis, driven by higher administrative costs. On an adjusted basis, other (income) and expense, net was expense of $62 million in 2015, driven by foreign currency transaction losses, and income of $3 million in 2014.
Diluted net income per share was $2.77 in 2015 and $4.04 in 2014. Adjusted earnings per share of $5.76 in 2015 increased 5 percent versus $5.51 of adjusted earnings per share from continuing operations in 2014. The increase included benefits from higher adjusted operating profit and a lower share count.
Venezuela Update
At the end of 2015, Kimberly-Clark deconsolidated the assets and liabilities of its Venezuelan business from the company’s balance sheet and moved to the cost method of accounting for its operations in Venezuela. The change reflects the continued deterioration of conditions in the country, including a slowdown in the availability of foreign exchange, and resulted in an after tax charge of $102 million in the fourth quarter of 2015. Beginning in the first quarter of 2016, the company will no longer include the results of its Venezuelan business in its consolidated financial statements. Kimberly-Clark continues to manufacture and sell products in Venezuela when foreign exchange is received to pay for imports of raw materials and finished goods.
2014 Organization Restructuring
In October 2014, Kimberly-Clark initiated a restructuring program in order to improve organization efficiency and offset the impact of stranded overhead costs resulting from the spin-off of the company’s health care business. The restructuring is intended to improve underlying profitability and increase flexibility to invest in targeted growth initiatives, brand building and other capabilities critical to delivering future growth.
The restructuring is expected to be completed by the end of 2016, with total costs anticipated to be toward the middle of the previously communicated range of $130 to $160 million after tax ($190 to $230 million pre-tax). Cumulative pre-tax savings from the restructuring are expected to be $120 to $140 million by the end of 2017. Fourth quarter 2015 restructuring costs were $22 million after tax ($27 million pre-tax), bringing cumulative costs to $137 million after tax ($196 million pre-tax). Fourth quarter 2015 savings were $15 million, bringing cumulative savings to $70 million.
2016 Outlook and Key Planning Assumptions
The company’s key planning and guidance assumptions for 2016 are as follows:

•	Net sales in a range of down 3 percent to even with the prior year.

•	Organic sales growth of 3 to 5 percent, with volumes up 2 to 3 percent and changes in net selling prices and product mix, combined, up an additional 1 to 2 percent.

•	Negative foreign currency exchange rate impact of 5 to 6 percent.

•	Adjusted operating profit growth of 2 to 5 percent.

•	Cost savings of at least $350 million from the company’s FORCE program.

•	Savings of at least $50 million from the 2014 Organization Restructuring.

•	Negative foreign currency translation effects of 5 to 6 percent. Currency transaction effects are also anticipated to negatively impact comparisons.

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Impact of changes in key cost inputs expected to be between $100 million of deflation and $50 million of inflation. The company is assuming North American market prices of $840 to $870 per metric ton for eucalyptus pulp and $35 to $45 per barrel for oil. Despite lower oil prices, some oil-based costs are expected to increase due to market-specific dynamics. Costs for materials in some international markets are also expected to increase due to local inflation.

•	Advertising spending as a percent of net sales is expected to be similar to, or up slightly, compared to 2015.

•	Other (income) and expense, net is anticipated to be less expense than in 2015.

•	Net income from equity companies similar to or up somewhat compared to 2015’s level.

•	Adjusted effective tax rate between 30.5 and 32.5 percent. The quarterly adjusted effective tax rate in 2016 could vary more than in 2015.

•	Adjusted earnings per share of $5.95 to $6.15, up 3 to 7 percent versus $5.76 in 2015.

•	Capital spending of $950 to $1,050 million.

•	Defined benefit pension plan contributions of up to $100 million.

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Dividend expected to increase mid-single digits, subject to approval by the Board of Directors. The anticipated increase is generally consistent with the 2015 growth in adjusted earnings per share from continuing operations of 5 percent.

•	Share repurchases are expected to total $600 to $900 million, subject to market conditions.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share (including continuing operations)

•	Adjusted gross and operating profit

•	Adjusted other (income) and expense, net

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	Deconsolidation of Venezuelan business. See previous discussion in this news release.

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Venezuelan balance sheet remeasurements. In the fourth quarter of 2014, the company recorded a charge for remeasuring the local currency balance sheet in Venezuela at the SICAD II exchange rate. In the first quarter of 2015, following the Venezuelan government’s elimination of the SICAD II exchange rate, the company recorded a charge for remeasuring the local currency balance sheet in Venezuela at the new SIMADI floating exchange rate.

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Pension settlement charges. In 2015, the company started to offer a lump-sum pension benefit payout option for certain plan participants. In addition, Kimberly-Clark purchased group annuity contracts that transferred to two insurance companies the pension benefit obligations for certain Kimberly-Clark retirees. As a result, the company recognized pension settlement charges in 2015, mostly in the second quarter.

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Uncertain tax positions. In the fourth quarter of 2015, the company recognized a charge, related to prior years, as a result of an updated assessment of uncertain tax positions for certain international operations.

•	2014 Organization Restructuring. See previous discussion in this news release.

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Turkey restructuring. In the third quarter of 2015, the company initiated actions to restructure its business in Turkey, including the closing of a manufacturing facility. The company incurred after tax charges in the third and fourth quarters of 2015 for this restructuring. The company acquired the remaining 49.9 percent interest in its subsidiary in Turkey in conjunction with the acquisition of the remaining 49.9 percent interest in its subsidiary in Israel in the first quarter of 2015.

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Regulatory dispute in the Middle East. In the first quarter of 2014, the company recorded a non-deductible charge as a result of an adverse court ruling regarding the treatment of capital contributions in prior years to an affiliate in the Middle East. In the fourth quarter of 2014, the company recorded a modest amount of income as a result of an updated assessment of the liability related to the dispute.

•
Western and Central Europe strategic changes and related restructuring charges. In October 2012, the company initiated strategic changes and a related restructuring in its Western and Central European businesses. The restructuring was completed at the end of 2014.

In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CST) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in 80 countries. To keep up with the latest K-C news and to learn more about the company's 144-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated costs, scope, timing and financial and other effects of the 2014 Organization Restructuring, the anticipated cost savings from the company’s FORCE program, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, competition, market demand and economic and political conditions, that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2014 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended December 31
	2015	2014	Change
Net Sales	$4,539	$4,828	-6.0%
Cost of products sold	2,913	3,275	-11.1%
Gross Profit	1,626	1,553	+4.7%
Marketing, research and general expenses	857	971	-11.7%
Other (income) and expense, net	139	424	-67.2%
Operating Profit	630	158	+298.7%
Interest income	5	5	—
Interest expense	(76)	(69)	+10.1%
Income From Continuing Operations Before Income Taxes and Equity Interests	559	94	+494.7%
Provision for income taxes	(252)	(175)	+44.0%
Income (Loss) From Continuing Operations Before Equity Interests	307	(81)	N.M.
Share of net income of equity companies	37	33	+12.1%
Income (Loss) From Continuing Operations	344	(48)	N.M.
Income (loss) from discontinued operations, net of income taxes	—	(15)	N.M.
Net Income (Loss)	344	(63)	N.M.
Net income attributable to noncontrolling interests in continuing operations	(11)	(20)	-45.0%
Net Income (Loss) Attributable to Kimberly-Clark Corporation	$333	$(83)	N.M.

Per Share Basis
Net Income (Loss) Attributable to Kimberly-Clark Corporation
Basic
Continuing operations	$0.92	$(0.18)	N.M.
Discontinued operations	—	(0.04)	N.M.
Net income (loss)	$0.92	$(0.22)	N.M.

Diluted
Continuing operations	$0.91	$(0.18)	N.M.
Discontinued operations	—	(0.04)	N.M.
Net income (loss)	$0.91	$(0.22)	N.M.

Cash Dividends Declared	$0.88	$0.84	+4.8%

Common Shares Outstanding	December 31
	2015	2014
Outstanding shares as of	360.9	365.3
Average diluted shares for three months ended	364.5	373.0

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Twelve Months Ended December 31
	2015	2014	Change
Net Sales	$18,591	$19,724	-5.7%
Cost of products sold	11,967	13,041	-8.2%
Gross Profit	6,624	6,683	-0.9%
Marketing, research and general expenses	3,443	3,709	-7.2%
Other (income) and expense, net	1,568	453	+246.1%
Operating Profit	1,613	2,521	-36.0%
Interest income	17	18	-5.6%
Interest expense	(295)	(284)	+3.9%
Income From Continuing Operations Before Income Taxes and Equity Interests	1,335	2,255	-40.8%
Provision for income taxes	(418)	(856)	-51.2%
Income From Continuing Operations Before Equity Interests	917	1,399	-34.5%
Share of net income of equity companies	149	146	+2.1%
Income From Continuing Operations	1,066	1,545	-31.0%
Income from discontinued operations, net of income taxes	—	50	N.M.
Net Income	1,066	1,595	-33.2%
Net income attributable to noncontrolling interests in continuing operations	(53)	(69)	-23.2%
Net Income Attributable to Kimberly-Clark Corporation	$1,013	$1,526	-33.6%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic
Continuing operations	$2.78	$3.94	-29.4%
Discontinued operations	—	0.13	N.M.
Net income	$2.78	$4.07	-31.7%

Diluted
Continuing operations	$2.77	$3.91	-29.2%
Discontinued operations	—	0.13	N.M.
Net income	$2.77	$4.04	-31.4%

Cash Dividends Declared	$3.52	$3.36	+4.8%

Common Shares Outstanding	December 31
	2015	2014
Average diluted shares for twelve months ended	366.3	377.4

N.M. – Not Meaningful
2015 Data is Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended December 31, 2015
	As Reported	Charges Related to Venezuelan Operations	Uncertain Tax Positions Adjustment	Charges for Pension Settlements	Charges for 2014 Organization Restructuring	Charges for Turkey Restructuring	As Adjusted Non-GAAP
Cost of products sold	$2,913	$—	$—	$—	$4	$6	$2,903
Gross profit	1,626	—	—	—	(4)	(6)	1,636
Marketing, research and general expenses	857	—	—	—	23	—	834
Other (income) and expense, net	139	108	—	8	—	—	23
Operating profit	630	(108)	—	(8)	(27)	(6)	779
Income from continuing operations before income taxes and equity interests	559	(108)	—	(8)	(27)	(6)	708
Provision for income taxes	(252)	6	(49)	3	5	—	(217)
Effective tax rate	45.1%	—	—	—	—	—	30.6%
Net income attributable to Kimberly-Clark Corporation	333	(102)	(49)	(5)	(22)	(6)	517
Diluted earnings per share(a)	0.91	(0.28)	(0.13)	(0.01)	(0.06)	(0.02)	1.42

(a)	"As Adjusted Non-GAAP" does not equal "As Reported" plus "Charges" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended December 31, 2014
	As Reported	Charges for European Strategic Changes	Charges Related to Health Care Spin-off	Regulatory Dispute in Middle East	Charges for 2014 Organization Restructuring	Charges Related to Venezuelan Operations	As Adjusted Non-GAAP
Cost of products sold	$3,275	$2	$—	$—	$40	$41	$3,192
Gross profit	1,553	(2)	—	—	(40)	(41)	1,636
Marketing, research and general expenses	971	18	—	—	93	—	860
Other (income) and expense, net	424	—	—	(4)	—	421	7
Operating profit	158	(20)	—	4	(133)	(462)	769
Income from continuing operations before income taxes and equity interests	94	(20)	—	4	(133)	(462)	705
Provision for income taxes	(175)	2	—	—	38	—	(215)
Effective tax rate	186.2%	—	—	—	—	—	30.5%

Income (loss) from continuing operations	(48)	(18)	—	4	(95)	(462)	523
Net income attributable to noncontrolling interests in continuing operations	(20)	—	—	(2)	—	—	(18)
Income (loss) from continuing operations attributable to Kimberly-Clark Corporation	(68)	(18)	—	2	(95)	(462)	505
Diluted earnings (loss) per share from continuing operations	(0.18)	(0.05)	—	0.01	(0.25)	(1.24)	1.35

Income (loss) from discontinued operations, net of income taxes	(15)	—	(44)	—	—	—	29
Diluted earnings (loss) per share from discontinued operations	(0.04)	—	(0.12)	—	—	—	0.08

Net income (loss) attributable to Kimberly-Clark Corporation	(83)	(18)	(44)	2	(95)	(462)	534
Diluted earnings (loss) per share	(0.22)	(0.05)	(0.12)	0.01	(0.25)	(1.24)	1.43

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Twelve Months Ended December 31, 2015
	As Reported	Charges Related to Venezuelan Operations	Uncertain Tax Positions Adjustment	Charges for Pension Settlements	Charges for 2014 Organization Restructuring	Charges for Turkey Restructuring	As Adjusted Non-GAAP
Cost of products sold	$11,967	$5	$—	$—	$23	$22	$11,917
Gross profit	6,624	(5)	—	—	(23)	(22)	6,674
Marketing, research and general expenses	3,443	—	—	—	40	1	3,402
Other (income) and expense, net	1,568	148	—	1,358	—	—	62
Operating profit	1,613	(153)	—	(1,358)	(63)	(23)	3,210
Income from continuing operations before income taxes and equity interests	1,335	(153)	—	(1,358)	(63)	(23)	2,932
Provision for income taxes	(418)	6	(49)	523	21	—	(919)
Effective tax rate	31.3%	—	—	—	—	—	31.3%
Net income attributable to Kimberly-Clark Corporation	1,013	(147)	(49)	(835)	(42)	(23)	2,109
Diluted earnings per share(a)	2.77	(0.40)	(0.13)	(2.28)	(0.11)	(0.06)	5.76

(a)	"As Adjusted Non-GAAP" does not equal "As Reported" plus "Charges" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Twelve Months Ended December 31, 2014
	As Reported	Charges for European Strategic Changes	Charges Related to Health Care Spin-off	Charge Related to Regulatory Dispute in Middle East	Charges for 2014 Organization Restructuring	Charges Related to Venezuelan Operations	As Adjusted Non-GAAP
Cost of products sold	$13,041	$11	$—	$—	$40	$41	$12,949
Gross profit	6,683	(11)	—	—	(40)	(41)	6,775
Marketing, research and general expenses	3,709	22	—	—	93	—	3,594
Other (income) and expense, net	453	—	—	35	—	421	(3)
Operating profit	2,521	(33)	—	(35)	(133)	(462)	3,184
Income from continuing operations before income taxes and equity interests	2,255	(33)	—	(35)	(133)	(462)	2,918
Provision for income taxes	(856)	3	—	—	38	—	(897)
Effective tax rate	38.0%	—	—	—	—	—	30.7%

Income from continuing operations	1,545	(30)	—	(35)	(95)	(462)	2,167
Net income attributable to noncontrolling interests in continuing operations	(69)	—	—	18	—	—	(87)
Income from continuing operations attributable to Kimberly-Clark Corporation	1,476	(30)	—	(17)	(95)	(462)	2,080
Diluted earnings per share from continuing operations	3.91	(0.08)	—	(0.05)	(0.25)	(1.22)	5.51

Income from discontinued operations, net of income taxes	50	—	(138)	—	—	—	188
Diluted earnings per share from discontinued operations	0.13	—	(0.37)	—	—	—	0.50

Net income attributable to Kimberly-Clark Corporation	1,526	(30)	(138)	(17)	(95)	(462)	2,268
Diluted earnings per share	4.04	(0.08)	(0.37)	(0.05)	(0.25)	(1.22)	6.01

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	December 31
	2015	2014
ASSETS
Current Assets
Cash and cash equivalents	$619	$789
Accounts receivable, net	2,281	2,223
Inventories	1,909	1,892
Other current assets	617	655
Total Current Assets	5,426	5,559
Property, Plant and Equipment, Net	7,104	7,359
Investments in Equity Companies	247	257
Goodwill	1,446	1,628
Other Assets	619	723
TOTAL ASSETS	$14,842	$15,526

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,669	$1,326
Trade accounts payable	2,612	2,616
Accrued expenses	1,750	1,974
Dividends payable	318	310
Total Current Liabilities	6,349	6,226
Long-Term Debt	6,106	5,630
Noncurrent Employee Benefits	1,137	1,693
Deferred Income Taxes	766	587
Other Liabilities	380	319
Redeemable Preferred Securities of Subsidiaries	64	72
Stockholders' Equity (Deficit)
Kimberly-Clark Corporation	(174)	729
Noncontrolling Interests	214	270
Total Stockholders' Equity	40	999
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,842	$15,526

2015 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014
Operating Activities
Net income (loss)	$344	$(63)	$1,066	$1,595
Depreciation and amortization	181	207	746	862
Asset impairments	2	—	22	42
Stock-based compensation	7	1	75	52
Deferred income taxes	123	6	(255)	63
Net (gains) losses on asset dispositions	12	32	17	21
Equity companies' earnings (in excess of) less than dividends paid	28	55	(10)	28
(Increase) decrease in operating working capital	(129)	(113)	(445)	(176)
Postretirement benefits	(11)	17	930	(102)
Charges related to Venezuelan Operations	108	462	153	462
Other	—	(14)	7	(2)
Cash Provided by Operations	665	590	2,306	2,845
Investing Activities
Capital spending	(258)	(309)	(1,056)	(1,039)
Proceeds from dispositions of property	1	2	27	38
Proceeds from sales of investments	—	31	—	127
Investments in time deposits	(46)	(28)	(146)	(151)
Maturities of time deposits	64	48	164	239
Other	12	11	(39)	16
Cash Used for Investing	(227)	(245)	(1,050)	(770)
Financing Activities
Cash dividends paid	(320)	(314)	(1,272)	(1,256)
Change in short-term debt	412	568	303	721
Debt proceeds	3	636	1,100	1,257
Debt repayments	(204)	(14)	(553)	(123)
Redemption of redeemable preferred securities of subsidiary	—	(500)	—	(500)
Cash paid on redeemable preferred securities of subsidiaries	(2)	(12)	(3)	(34)
Proceeds from exercise of stock options	38	29	140	127
Acquisitions of common stock for the treasury	(358)	(817)	(861)	(1,939)
Cash transferred to Halyard Health, Inc. related to spin-off	—	(120)	—	(120)
Shares purchased from noncontrolling interest	—	—	(151)	—
Other	(8)	(26)	(1)	(26)
Cash Used for Financing	(439)	(570)	(1,298)	(1,893)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(23)	(417)	(128)	(447)
Increase (Decrease) in Cash and Cash Equivalents	(24)	(642)	(170)	(265)
Cash and Cash Equivalents - Beginning of Period	643	1,431	789	1,054
Cash and Cash Equivalents - End of Period	$619	$789	$619	$789

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2015	2014	Change	2015	2014	Change
NET SALES

Personal Care	$2,233	$2,336	-4.4%	$9,204	$9,635	-4.5%
Consumer Tissue	1,520	1,621	-6.2%	6,121	6,645	-7.9%
K-C Professional	776	857	-9.5%	3,219	3,388	-5.0%
Corporate & Other	10	14	N.M.	47	56	N.M.
TOTAL NET SALES	$4,539	$4,828	-6.0%	$18,591	$19,724	-5.7%

OPERATING PROFIT

Personal Care	$473	$410	+15.4%	$1,885	$1,803	+4.5%
Consumer Tissue	262	280	-6.4%	1,073	1,062	+1.0%
K-C Professional	157	151	+4.0%	590	604	-2.3%
Corporate & Other(a)	(123)	(259)	N.M.	(367)	(495)	N.M.
Other (income) and expense, net(a)	139	424	-67.2%	1,568	453	+246.1%
TOTAL OPERATING PROFIT	$630	$158	+298.7%	$1,613	$2,521	-36.0%

(a)	Segment Operating Profit excludes other (income) and expense, net and expenses not associated with the business segments, including charges as indicated in the Non-GAAP Reconciliations.

N.M. – Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended December 31, 2015
	Total	Volume	Net Price	Mix/ Other(a)	Currency

Personal Care	(4.4)	6	1	1	(12)
Consumer Tissue	(6.2)	4	(1)	—	(9)
K-C Professional	(9.5)	(2)	2	—	(9)
TOTAL CONSOLIDATED	(6.0)	4	1	—	(11)

	Twelve Months Ended December 31, 2015
	Total	Volume	Net Price	Mix/ Other(a)	Currency

Personal Care	(4.5)	5	1	1	(11)
Consumer Tissue	(7.9)	3	(1)	(1)	(9)
K-C Professional	(5.0)	2	—	2	(9)
TOTAL CONSOLIDATED	(5.7)	4	—	—	(10)

(a)	Mix/Other includes rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
OUTLOOK FOR 2016

	Estimated Range

ESTIMATED FULL YEAR 2016 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$5.95	-	$6.15
Adjustment for charges related to the 2014 Organization Restructuring	(0.06)	-	(0.03)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.89	-	$6.12

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

[KMB-F]

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